                                                     REGISTRATION NO. 333-_____

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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                     --------------------------------------------
                                       FORM S-8
                               REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                         ------------------------------------

                                     UNOVA, INC.
                  (Exact name of issuer as specified in its charter)

           DELAWARE                                      95-4647021
 (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                 Identification Number)


                               360 NORTH CRESCENT DRIVE
                         BEVERLY HILLS, CALIFORNIA 90210-4867
             (Address of Principal Executive Offices including Zip Code)

                     --------------------------------------------
                       UNOVA, INC. EMPLOYEE STOCK PURCHASE PLAN
                               (FULL TITLE OF THE PLAN)
                          ---------------------------------
                                  NORMAN L. ROBERTS
                      SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                     UNOVA, INC.
                               360 NORTH CRESCENT DRIVE
                         BEVERLY HILLS, CALIFORNIA 90210-4867
                       (Name and address of agent for service)
                                    (310) 888-2700
            (Telephone number, including area code, of agent for service)

                     --------------------------------------------
                           CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                            PROPOSED        PROPOSED MAXIMUM
TITLE OF SECURITIES    AMOUNT TO BE         MAXIMUM             AGGREGATE            AMOUNT OF
TO BE REGISTERED      REGISTERED (1)     OFFERING PRICE     OFFERING PRICE (2)    REGISTRATION FEE
                                         PER SHARE (2)
---------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value       5,000,000 Shares       $15.6719           $78,359,500            $23,746

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


(1) In addition to this amount, such indeterminate amount of additional shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) on the basis of 85% of the average of the high and low prices for the Registrant's Common Stock in the "when issued market" on the New York Stock Exchange on October 26, 1997, estimated to be the maximum price at which shares will be sold under the Plan.

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--------------------------------------------------------------------------------

                                        PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

    ----------------------
      * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                       PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference in this Registration Statement:

    (1) The Registrant's Registration Statement on Form 10 filed with the Commission pursuant to the Exchange Act on August 18, 1997, as amended on October 1, 1997, and October 22, 1997 (the "Form 10").

    (2) The description of the Registrant's Common Stock contained in the Form
    10.

    All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Registrant under such Sections of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    The legality of the Common Stock offered pursuant to the Registration Statement has been passed upon for the Registrant by Norman L. Roberts, Senior Vice President and General Counsel of the Registrant, 360 North Crescent Drive, Beverly Hills, California 90210. Following the distribution of the Registrant's Common Stock to the stockholders of Western Atlas Inc. on October 31, 1997, Mr. Roberts is expected to own 8,715 shares of Common Stock of the Registrant.

    The combined balance sheets of the Registrant and subsidiaries as of December 31, 1996, and 1995, and the related combined statements of operations, and cash flows for each of the three years in the period ended December 31, 1996, which have been incorporated in this Registration Statement on Form S-8 by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated August 13, 1997, which is also incorporated herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet of Norand Corporation (a Delaware corporation) and Subsidiaries as of August 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year ended August 31, 1996, which have been incorporated in this Registration Statement on Form S-8 by reference, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report dated October 15, 1996 (except with respect to the matter disclosed in Note 7, as to which the date is November 20, 1996), which is also incorporated herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Articles XII and XIII of the Certificate of Incorporation of the Registrant and to Article VI of the By-Laws of the Registrant as set forth below.

    Articles XII and XIII of the Certificate of Incorporation of the Registrant provides as follows:

                                     "ARTICLE XII

    "Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may indemnify other persons as provided in the By-Laws, and the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article XII. Any amendment or repeal of this Article XII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                    "ARTICLE XIII

    "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to either the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article XIII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal."

    Article VI of the By-Laws of the Registrant provides as follows:

                                     "ARTICLE VI
                         INDEMNIFICATION; ADVANCE OF EXPENSES

"SECTION 6.1.  RIGHT TO INDEMNIFICATION.

"A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding") by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; PROVIDED, HOWEVER, that except as provided in Section 6.2.B. of this Article VI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

"B. Each person referred to in Section 6.1.A. of this Article VI shall be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that if the General Corporation Law of the State of Delaware requires, the advancement of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) prior to the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

"C. The right to indemnification conferred in this Article VI and the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition conferred in this Article VI each shall be a contract right.


"SECTION 6.2.  PROCEDURE TO OBTAIN INDEMNIFICATION.

"A. To obtain indemnification under this Article VI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 6.2.A., a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined) or (2) if no request is made by the claimant for a determination by Independent Counsel, (a) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined) or (b) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (c) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within six years prior to the date of the commencement of the action, suit, or proceeding for which indemnification is claimed a "Change of Control" as defined in the Corporation's 1997 Stock Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

"B. If a claim under Section 6.1 of this Article VI is not paid in full by the Corporation within 30 days after a written claim pursuant to Section 6.2.A. of this Article VI has been received by the Corporation or, in the case of a claim pursuant to Section 6.1.B., within the 20-day period provided therein, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount of the claims, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

"C. If a determination shall have been made pursuant to Section 6.2.A. of this
Article VI that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 6.2.B. of this Article VI.

"D. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 6.2.B. of this Article VI that the procedures and presumptions of this Article VI are not valid, binding, and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VI.

"SECTION 6.3.  NO DIMINUTION OF RIGHTS.

"The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors, or otherwise. No repeal or modification of this Article VI shall in any way diminish or adversely affect the rights of any director, officer, employee, or agent of the Corporation hereunder in respect of any occurrence of matter arising prior to any such repeal or modification.

"SECTION 6.4.  INSURANCE.

"The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or any person serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6.5 of this Article VI, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee, or agent.

"SECTION 6.5.  DISCRETIONARY INDEMNIFICATION.

"The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation and the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

"SECTION 6.6.  ENFORCEABILITY.

"If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any section of this Article VI containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any section of this Article VI containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

"SECTION 6.7.  CERTAIN DEFINITIONS.

"For purposes of this Article VI:

"(a)"Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

"(b)"Independent Counsel" means a law firm that is nationally recognized for its experience in matters of Delaware corporation law and shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article VI.

"SECTION 6.8.  NOTICES.

"Any notice, request, or other communication required or permitted to be given to the Corporation under this Article VI shall be in writing and either delivered in person or sent by telecopy, telex, telegram, electronic mail, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation."

The Registrant provides and maintains insurance covering certain liabilities (within certain limits) of directors and officers and providing for reimbursement for amounts paid by the Registrant as indemnification to directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                             Description
-------                            -----------

5 Opinion of the Registrant's General Counsel as to the legality of securities offered under the UNOVA, Inc. Employee Stock Purchase Plan.

23(a)    Independent Auditors' Consent, Deloitte & Touche LLP.

23(b) Consent of Counsel (contained in the opinion of the Registrant's General Counsel, Exhibit 5 hereto).

23(c)    Consent of Independent Public Accountants, Arthur Anderson  LLP.


ITEM 9. UNDERTAKINGS

    (1)  The undersigned registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on the 27th day of October, 1997.



                                            UNOVA, INC.



                                            BY:  /s/ ALTON J. BRANN
                                                 ------------------
                                            ALTON J. BRANN
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 27th day of October, 1997.

SIGNATURES:                            TITLE:
-----------                            ------

PRINCIPAL EXECUTIVE OFFICER
                                       CHAIRMAN OF THE BOARD AND
/s/ ALTON J. BRANN                     CHIEF EXECUTIVE OFFICER; DIRECTOR
-----------------------------------
ALTON J. BRANN


PRINCIPAL FINANCIAL OFFICER
                                       SENIOR VICE PRESIDENT AND
/s/ MICHAEL E. KEANE                   CHIEF FINANCIAL OFFICER; DIRECTOR
-----------------------------------
MICHAEL E. KEANE


PRINCIPAL ACCOUNTING OFFICER

/s/ CHARLES A. CUSUMANO                VICE PRESIDENT, FINANCE
-----------------------------------
CHARLES A. CUSUMANO


/s/ NORMAN L. ROBERTS                  DIRECTOR
-----------------------------------
NORMAN L. ROBERTS


/s/ VIRGINIA S. YOUNG                  DIRECTOR
-----------------------------------
VIRGINIA S. YOUNG